Exhibit 99.3
ONYX PHARMACEUTICALS, INC.
2006 Quarterly Statement of Operations and Supplemental Schedule (Unaudited)

	2006 Quarter Ended
	December 31	December 31	September 30	September 30	June 30	June 30	March 31	March 31
	As Revised	As Previously Reported	As Revised	As Previously Reported	As Revised	As Previously Reported	As Revised	As Previously Reported
	(In thousands, except per share data)
Statement of Operations
Revenue:
Revenue from collaboration agreement	$10,497	$—	$9,943	$—	$4,574	$—	$4,260	$—
License revenue	—	—	100	100	150	150	—	—
Operating expenses:
Net expense from unconsolidated joint business	—	3,768	—	3,596	—	12,449	—	4,102
Research and development expenses	21,121	6,856	21,170	7,631	25,716	8,693	16,162	7,800
Selling, general and administrative expenses	13,075	13,075	11,900	11,900	13,421	13,421	11,623	11,623

Income (loss) from operations	(23,699)	(23,699)	(23,027)	(23,027)	(34,413)	(34,413)	(23,525)	(23,525)

Investment income, net	2,992	2,992	2,879	2,879	2,939	2,939	3,173	3,173

Net loss	$(20,707)	$(20,707)	$(20,148)	$(20,148)	$(31,474)	$(31,474)	$(20,352)	$(20,352)

Basic and diluted net loss per share	$(0.47)	$(0.47)	$(0.49)	$(0.49)	$(0.76)	$(0.76)	$(0.49)	$(0.49)

Supplemental Schedule As Revised
Revenue subject to profit sharing (as recorded by Bayer)	$63,652	$—	$45,405	$—	$32,190	$—	$23,747	$—
Combined cost of goods sold, distribution, selling, general and administrative	49,226	—	29,895	—	26,175	—	17,708	—

Combined collaboration commercial profit	14,426	—	15,510	—	6,015	—	6,039	—

Onyx’s share of collaboration commercial profit	7,213	—	7,755	—	3,007	—	3,019	—
Reimbursement of Onyx’s shared marketing expenses	3,284	—	2,188	—	1,567	—	1,241	—

Revenue from collaboration agreement	$10,497	$—	$9,943	$—	$4,574	$—	$4,260	$—

Supplemental Schedule As Previously Reported
Revenue subject to profit sharing (as recorded by Bayer)	$—	$63,652	$—	$45,405	$—	$32,190	$—	$23,747
Combined cost of goods sold, distribution, selling, general and administrative	—	49,226	—	29,895	—	26,175	—	17,708
Combined research and development	—	41,076	—	40,711	—	49,362	—	30,031

Combined collaboration loss	—	(26,650)	—	(25,201)	—	(43,347)	—	(23,992)

Onyx’s share of collaboration loss	—	(13,325)	—	(12,601)	—	(21,674)	—	(11,996)
Reimbursement of Onyx’s direct collaboration expenses	—	9,557	—	9,005	—	9,225	—	7,894

Net expense from unconsolidated joint business	$—	$(3,768)	$—	$(3,596)	$—	$(12,449)	$—	$(4,102)